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BankAmerica Corporation and Subsidiaries

Ratio of Earnings to Fixed Charges and Preferred Dividends                                 Exhibit 12(b)
(Dollars in Millions)



                                                                               Year Ended December 31
                                                          ----------------------------------------------------------------
                                                                1998        1997        1996           1995        1994
                                                          ----------        ----        -----          ----        ----
 Excluding Interest on Deposits
 Income before taxes ....................................   $  8,048     $10,556      $9,311        $ 8,377     $ 7,010
 Less: Equity in undistributed losses (earnings)
  of unconsolidated subsidiaries ........................        162         (49)         (7)           (19)        (55)
 Fixed charges:
  Interest expense (including capitalized interest) .....      9,479       8,219       7,082          6,354       4,572
  1/3 of net rent expense ...............................        335         302         282            275         250
                                                          ----------     -------     -------        -------     -------
   Total fixed charges ..................................      9,814       8,521       7,364          6,629       4,822
 Preferred dividend requirements ........................         40         183         332            426         467
                                                          ----------     -------     -------        -------     -------
 Earnings (excluding capitalized interest) ..............   $ 18,024     $19,026     $16,668        $14,987     $11,774
                                                          ==========     =======     =======        =======     =======
 Fixed charges and preferred dividends ..................   $  9,854     $ 8,704     $ 7,696        $ 7,055     $ 5,289
                                                          ==========     =======     =======        =======     =======
 Ratio of earnings to fixed charges and preferred
  dividends .............................................       1.83        2.19        2.17           2.12        2.23
                                                          ==========    ========     ========      ========    ========

 Including Interest on Deposits
 Income before taxes ....................................   $  8,048     $10,556      $9,311        $ 8,377     $ 7,010
 Less: Equity in undistributed losses (earnings)
  of unconsolidated subsidiaries ........................        162         (49)         (7)           (19)        (55)
 Fixed charges:
  Interest expense (including capitalized interest) .....     20,290      18,903      16,682         16,369      11,083
  1/3 of net rent expense ...............................        335         302         282            275         250
                                                          ----------     -------     -------        -------     -------
   Total fixed charges ..................................     20,625      19,205      16,964         16,644      11,333
 Preferred dividend requirements ........................         40         183         332            426         467
                                                          ----------     -------     -------        -------     -------
 Earnings (excluding capitalized interest) ..............   $ 28,835     $29,710     $26,268        $25,002     $18,285
                                                          ==========     =======     =======        =======     =======
 Fixed charges and preferred dividends ..................   $ 20,665     $19,388     $17,296        $17,070     $11,800
                                                          ==========     =======     =======        =======     =======
 Ratio of earnings to fixed charges and preferred
  dividends .............................................       1.40        1.53        1.52           1.46        1.55
                                                          ==========     =======     =======        =======     =======


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